INDUCEMENT PLAN

NEWAMSTERDAM PHARMA COMPANY N.V.

INTRODUCTION

Article 1
1.1
This document sets out the Company’s inducement plan for prospective Employees who qualify as Eligible Participants. This Plan applies in addition, and without prejudice, to the Company’s long-term incentive plan, the Company’s supplementary long-term incentive plan and the Company’s roll-over option plan; the same applies to the Ordinary Shares reserved for issuance under Awards granted pursuant to this Plan.
1.2
The main purposes of this Plan are:
a.
to provide a material inducement to prospective Employees to become Employees within the meaning of Nasdaq Listing Rule 5635(c)(4);
b.
to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and
c.
to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

DEFINITIONS AND INTERPRETATION

Article 2
2.1
In this Plan the following definitions shall apply:

Aggregate Share Pool	2,500,000 Shares
Article	An article of this Plan.
Award

A grant under this Plan in connection with the hiring of an Eligible Participant in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.

Award Agreement

A written agreement between the Company and a Participant, in such form as may be approved by the Board or the Committee, evidencing the grant of an Award to such Participant and containing such terms as the Committee may determine, consistent with and subject to the terms of this Plan.

Bad Leaver

A Participant who ceases to be a service provider to the Company and its Subsidiaries for Cause, including a situation where (i) the Participant resigns and (ii) the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

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Board	The Company’s board of directors.
Cause

With respect to a Participant, “cause” as defined in such Participant’s employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a. such Participant’s indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant’s services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b. such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c. such Participant’s wilful violation of the Company’s code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d. gross negligence or wilful misconduct in the performance of such Participant’s duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e. material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

f. except with respect to U.S. Participants, conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant’s relationship with the Company and/or any Subsidiary; and

g. except with respect to U.S. Participants, such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control

The occurrence of any one or more of the following events:

a. the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company’s issued share capital and/or (ii) the ability to cast more than half of the voting rights in a General Meeting;

b. at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease to constitute a majority of members of the Board, provided that any new Director who was nominated for appointment by the Board by a vote of at least a majority of the Directors who either were Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a Director at the beginning of such twelve-month period;

c. the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company’s capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders’ meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

d. the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e. subject to Article 10, such other event which the Committee reasonably determines to constitute a change of control in respect of the Company.

Committee	The compensation committee established by the Board.
Company	NewAmsterdam Pharma Company N.V.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Effective Date	The date on which this Plan has been adopted by the Board.
Eligible Participant

Any newly hired (or newly rehired, after a bona fide period of non-employment, as determined by the Committee) Employee who satisfies the standards for inducement grants under Nasdaq Listing Rule 5635(c)(4).

Employee	Any Person who is a natural person, other than a Director, who is an employee or officer of the Company and/or a Subsidiary.
Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.
Exercise Price	The exercise price applicable to an Award.
FMV

The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee, provided, however, that the Committee shall exercise such discretion to determine otherwise with respect to Awards held by U.S. Participants only after giving due regard to the requirements of Sections 409A and 422 of the Code.

General Meeting	The Company’s general meeting of shareholders.

Good Leaver	A Participant who ceases to be a service provider to the Company and its Subsidiaries and who is not a Bad Leaver.
Grant Date

The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee, thereby completing the Company’s corporate action necessary to create the legally binding right constituting the Award.

Option	The right to subscribe for, or otherwise acquire, one Plan Share.
Other Award

An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.
Performance Criteria	The performance criteria applicable to an Award.
Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.
Plan	This inducement plan.
Plan Share	A Share underlying an Award.
Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.
RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.
SAR

The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.

Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Securities Act	The U.S. Securities Act of 1933, as amended.
Share	An ordinary share in the Company’s capital.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
Transfer

The (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

U.S. Participant	A Participant who is either a U.S. resident or a U.S. taxpayer.
2.2
References to statutory provisions are to those provisions as they are in force and as amended from time to time.
2.3
Terms that are defined in the singular have a corresponding meaning in the plural.
2.4
Words denoting a gender include each other gender.
2.5
Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

ADMINISTRATION

Article 3
3.1
This Plan shall be administered exclusively by the Committee. The Committee’s powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan:
a.
designating Persons to whom Awards are granted;
b.
deciding to grant Awards;
c.
determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:
i.
the number of Plan Shares underlying Awards;
ii.
the time(s) when Awards may be exercised or settled in whole or in part;
iii.
whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;
iv.
whether, to which extent and under which circumstances Awards may be cancelled or suspended (subject to Article 8.2);
v.
whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);
vi.
the method(s) by which Awards may be exercised, settled or cancelled; and
vii.
whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;
d.
amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations;
e.
making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;
f.
correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;
g.
settling any dispute between the Company and any Participant (including any beneficiary of his Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and
h.
making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.
3.2
The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan.
3.3
All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 4
4.1
Awards can only be granted to Eligible Participants.
4.2
No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.
4.3
Awards shall be granted for no consideration or for such minimal cash consideration as may be required by applicable law.
4.4
Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.
4.5
Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerning such Participant.
4.6
Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.
4.7
The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.
4.8
The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by applicable law or the Company’s insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.
4.9
Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.
4.10
If, as a result of changes in applicable law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company’s issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganisation, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:
a.
the number of Plan Shares available under this Plan;
b.
the number of Plan Shares underlying outstanding Awards; and/or

c.
the Exercise Price or other terms applicable to outstanding Awards.
4.11
Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with applicable law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.

TYPES OF AWARDS

Article 5
5.1
The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing. Options granted to U.S. Participants shall be Nonstatutory Stock Options, as defined and specified in Annex A.
5.2
Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).
5.3
Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.
5.4
The exercise by a Participant of his rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his unvested Shares of Restricted Stock to the Company promptly and for no consideration.
5.5
Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).
5.6
The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

PERFORMANCE CRITERIA

Article 6
6.1
The Committee may condition the right of a Participant to exercise one or more of his Awards or the vesting of one or more of his Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.
6.2
If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.
6.3
Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.
6.4
If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

PLAN SHARES AVAILABLE FOR AWARDS

Article 7
7.1
Subject to Articles 4.10 and 7.2, the Plan Shares underlying Awards, irrespective of whether such Awards have been exercised or settled, may not represent more than the Aggregate Share Pool.
7.2
Plan Shares underlying Awards which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

Article 8
8.1
Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.
8.2
Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award. Notwithstanding anything to the contrary in this Plan, the exercise or settlement of a vested Award shall always be and remain suspended until a registration statement registering the issuance of the Plan Shares issuable pursuant thereto has been filed with the United States Securities and Exchange Commission and is effective.
8.3
An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.
8.4
Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.

8.5
Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to applicable law, may allow, including by providing for such treatment in an Award Agreement, such Exercise Price to be satisfied on a cashless or net settlement basis, applying any of the following methods (or a combination thereof):
a.
by means of an immediate sale by or on behalf of the relevant Participant of part of the Plan Shares underlying the Award being exercised, with sale proceeds equal to the Exercise Price being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant;
b.
by means of the relevant Participant forfeiting his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company’s reserves;
c.
by means of the relevant Participant surrendering his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company’s receivable with respect to payment of the applicable Exercise Price; or
d.
by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award being exercised) at FMV on the Exercise Date.
8.6
When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to applicable law and the Company’s insider trading policy:
a.
issue new Plan Shares to the relevant Participant; or
b.
transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his Award.

8.7
If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 9
9.1
The Exercise Price for an Option or SAR shall not be less than the higher of:
a.
the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or
b.
the nominal value of a Plan Share.

9.2
Except as provided in Article 4.10, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding “underwater” Option or SAR by:
a.
amending or modifying the terms of such Award to lower the Exercise Price;
b.
cancelling such Award and granting in exchange either of (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or
c.
cancelling or repurchasing such Award for cash, assets or other securities.
9.3
Options and SARs will be considered to be “underwater” within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

U.S. PARTICIPANTS

Article 10
10.1
With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.
10.2
Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or as a result of a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.
10.3
If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a “separation from service” of the relevant Participant (other than due to his death) within the meaning of Section 409A IRC while such Participant is a “specified employee” under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such “separation from service”, except as permitted under Section 409A IRC.
10.4
If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.
10.5
For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.
10.6
Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.
10.7
Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:
a.
exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or
b.
comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

LEAVER

Article 11
11.1
If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:
a.
all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and
b.
all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of such Awards, unless the Committee decides otherwise.
11.2
If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

CHANGE OF CONTROL

Article 12
12.1
If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.
12.2
If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.
12.3
For purposes of this Article 12, awards shall not be considered to be “sufficiently equivalent” to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.

LOCK-UP

Article 13
13.1
In connection with any registration of the Company’s securities under United States securities laws, to the extent requested by the Company or the underwriters managing any offering of the Company’s securities, and except as otherwise approved by the Committee or pursuant to any exceptions approved by such underwriters, a Participant may not Transfer any Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award prior to such period following the effective date of such registration as designated by such underwriters, not to exceed 180 days following such registration.
13.2
The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

TAX

Article 14
14.1
Any and all tax liability (e.g., any wage tax or income tax) and employee social security premiums due in connection with or resulting from the granting, vesting, exercise or settlement of an Award (or the implementation of the Plan) or any payment or transfer under an Award (or under the Plan generally) shall be for the account of the relevant Participant.
14.2
The Company or any Subsidiary may, and each Participant shall permit the Company or any Subsidiary to, withhold from any Award granted or any payment due or transfer made under any Award (or under the Plan generally) or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable income taxes or (wage) withholding taxes due in respect of an Award, the grant of an Award, its exercise or settlement (or the implementation of the Plan), or any payment or transfer under such Award (or under the Plan generally) and to take such other action, including providing for (elective) payment of such amounts in cash or Shares by the Participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant Participant of part of the Plan Shares underlying any Award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant.
14.3
This Plan is governed by the tax laws and social security legislation and regulations prevailing at the date a certain taxable event occurs. If any tax and/or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risk related thereto shall be born solely by the relevant Participant.
14.4
Notwithstanding the provisions of Article 14.2, where, in relation to an Award granted under this Plan, the Company or any Subsidiary (as the case may be) is liable, or is in accordance with the current practice believed by the Committee to be liable, to account for any tax or social security authority for any sum in respect of any tax or social security liability of the Participant, the Award may not be exercised unless the relevant Participant has paid to the Company or the relevant Subsidiary (as the case may be) an amount sufficient to discharge the liability).
14.5
If, and to the extent, the Company or any Subsidiary (as the case may be) is not reimbursed, by means of the provisions of Article 14.2 or 14.4, for any wage tax or income tax, employee’s social security contributions liability or any other liabilities for which the Company or a Subsidiary (as the case may be) has an obligation to withhold and account, the Participant shall indemnify and hold harmless the Company or any Subsidiary (as the case may be) for any such taxes paid by the Company or any Subsidiary (as the case may be).
14.6
For the avoidance of doubt, the provisions of this Article 14 shall apply to a Participant’s liabilities that may arise on a taxable event in any jurisdiction.

DATA PROTECTION

Article 15
15.1
The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant’s personal data shall be stored by the Company for such time period as is necessary to administer such Participant’s participation in the Plan or as otherwise permitted under applicable law.
15.2
Each Participant’s personal data shall be handled by the Company in accordance with applicable law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company’s processing of personal data pursuant to this Plan.
15.3
The Company shall implement technical, physical and organisational measures designed to protect personal data processed pursuant to Article 15.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.
15.4
The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 15.1, which may include the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.
15.5
In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 15.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.
15.6
The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

AMENDMENTS, TERM and TERMINATION

Article 16
16.1
Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement, the Board, solely with the approval of a majority of the Independent Directors (as such term is defined in Nasdaq Listing Rule 5605(a)(2)) then serving on the Board, may amend, supplement, suspend or terminate this Plan (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without:
a.
approval of the General Meeting, if such approval is required by applicable law or stock exchange rules; and/or
b.
the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations.
16.2
Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan and/or any Award Agreement in such manner as may be necessary or desirable to enable the Plan and/or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognise differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimise the Company’s obligation with respect to tax equalisation for Participants on assignments outside their home country and/or to enable the Company to meet its obligations with respect to the withholding of taxes and social security contributions.
16.3
The Plan shall become effective on the Effective Date. To the extent the Company is or becomes subject to the requirements of Nasdaq Listing Rule 5635(c) (or any successor thereto), no Awards may be granted after the tenth anniversary of the Effective Date.

GOVERNING LAW AND JURISDICTION

Article 17

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Last Updated: September 23, 2025

Annex A - Addendum for U.S. Participants

1
Definitions

1.1
Except as otherwise defined below, capitalised terms used herein have the meanings ascribed thereto in the inducement plan (the “Plan”) of NewAmsterdam Pharma Company N.V. (the “Company”).

1.2
In this addendum (the “U.S. Addendum”), the following words will have the meaning as defined below:

a.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

b.
“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

c.
“Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code.

d.
“Incentive Stock Option” or “ISO” means an Option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

e.
“Nonstatutory Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

f.
“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

g.
“U.S.” means the United States of America.

2
Purpose and Applicability.

2.1
This U.S. Addendum applies to U.S. Participants. The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to facilitate the Company to issue Awards to eligible U.S. Participants.

2.2
Except as otherwise provided by the U.S. Addendum, all grants of Awards made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern.

3
Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

3.1
Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the applicable Award Agreement.

3.2
Exercise Price. No Option shall have an Exercise Price that is less than Fair Market Value on the Grant Date.

3.3
Transferability of Options. A U.S. Participant may only transfer an Option if permitted by the Board. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws. The Board, in its sole discretion, may impose such limitations on the transferability of Options as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options will apply:

3.4
Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to paragraphs a. and b. below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. An Option may not be transferred for consideration.

3.5
Domestic Relations Orders. Subject to the approval of the Board, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

a.
Beneficiary Designation. Subject to the approval of the Board, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

3.6
Eligible Recipients of Awards. Awards may not be granted to any person whose employment with the Company has not yet commenced.

4
Tax Matters

4.1
Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option or pursuant to any other Award, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Award.

4.2
Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Award; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

4.3
No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

5
Term, Amendment and Termination of the U.S. Addendum.

5.1
The Board, solely with the approval of a majority of the Independent Directors (as such term is defined in Nasdaq Listing Rule 5605(a)(2)) then serving on the Board, may amend, suspend or terminate this U.S. Addendum at any time. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, or (ii) the termination of the Plan. No Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

5.2
If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Award as long as an Award issued pursuant to the U.S. Addendum remain outstanding.

5.3
No amendment, suspension or termination of the U.S. Addendum may materially and adversely affect any Awards granted previously to any U.S. Participant without the consent of the U.S. Participant.

Annex A Last Updated: April 25, 2024